Exhibit 15.2

Consent of Aviva plc’s Independent Registered Public Accounting Firm.

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-178006) of Aviva plc and in the related Prospectus of our reports dated 20 March 2012, with respect to the consolidated financial statements and schedule of Aviva plc, and the effectiveness of internal control over financial reporting of Aviva plc included in this Annual Report (Form 20-F) for the year ended 31 December 2011.

/s/ Ernst & Young LLP
London, United Kingdom
20 March 2012